Filed Pursuant to Rule 424(b)(5)
Registration No. 333-295992

PROSPECTUS

Silence Therapeutics plc

Up to $100,000,000

Ordinary Shares

(including Ordinary Shares Represented by American Depositary Shares)

We have entered into a certain Open Market Sale AgreementSM, or sales agreement, with Jefferies LLC, or Jefferies, dated May 18, 2026, relating to the sale of American Depositary Shares, or ADSs, each ADS representing three ordinary shares, nominal value £0.05 per share, of Silence Therapeutics plc offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell ADSs having an aggregate offering price of up to $100,000,000 from time to time through Jefferies, acting as our agent.

The ADSs representing our ordinary shares are listed on The Nasdaq Global Market, or Nasdaq, under the symbol “SLN.” On May 26, 2026, the closing price of the ADSs on The Nasdaq Global Market was $6.64 per ADS.

Sales of the ADSs, if any, under this prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Jefferies is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies will be entitled to compensation at a commission rate up to three percent (3.0%) of the gross sales price per share sold. See “Plan of Distribution” beginning on page S-14 for additional information regarding the compensation to be paid to Jefferies. In connection with the sale of the ADSs on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions. We have also agreed to provide indemnification and contribution to the Agent with respect to certain liabilities, including liabilities under the Securities Act.

We are a “smaller reporting company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings. See the section titled “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Investing in these securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page S-4 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the U.K. Financial Conduct Authority, nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus is May 27, 2026.

S-i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. This prospectus describes the specific terms of this offering of ADSs and also adds to and updates the documents incorporated by reference into this prospectus.

This prospectus and the documents incorporated into this prospectus by reference include important information about us, the securities being offered and other information you should know before investing in our securities. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus), the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, the accompanying base prospectus and in any free writing prospectus that we authorized for use in connection with this offering. We have not, and the sales agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the accompanying base prospectus, the documents incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the accompanying base prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Silence,” “Silence Therapeutics,” “the Company,” “we,” “us” and “our” refer to Silence Therapeutics plc together with its subsidiaries. In this prospectus, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. All references to “shares” in this prospectus refer to ordinary shares of Silence Therapeutics plc with a nominal value of £0.05 per share.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities.

S-ii

TRADEMARKS

This prospectus includes trademarks, tradenames and service marks, certain of which belong to us and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ®, ™ and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that we will not assert our rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of us by, these other parties.

S-iii

PROSPECTUS SUMMARY

This summary does not contain all of the information that may be important to you in making your investment decision. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ordinary shares and ADSs discussed under “Risk Factors” beginning on page S-4 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Overview

We are a biotechnology company focused on discovering and developing novel molecules incorporating short interfering ribonucleic acid, or siRNA, to inhibit the expression of specific target genes thought to play a role in the pathology of diseases with significant unmet medical need. Our siRNA molecules are designed to harness the body’s natural mechanism of RNAi by specifically binding to and degrading messenger RNA, or mRNA, molecules that encode specific targeted disease-associated proteins in a cell. By degrading the message that encodes the disease-associated protein, the production of that protein is reduced and its level of activity is lowered. In the field of RNAi therapeutics, this reduction of disease-associated protein production and activity is referred to as “gene silencing.” Our proprietary mRNAi GOLD™ (GalNAc Oligonucleotide Discovery) platform consists of siRNA product candidates designed to precisely target and ‘silence’ specific disease-associated genes in the liver. Using our mRNAi GOLD platform, we have generated siRNA product candidates targeting areas of high unmet need across rare and common diseases where treatments are limited or inadequate.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. As a result, we may take advantage of certain of the scaled disclosures available to smaller reporting companies. As a smaller reporting company with annual revenues of less than $100 million and a non-accelerated filer, we are also not required to provide an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. We will remain a smaller reporting company until the fiscal year following the determination that the market value of our shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Corporate History and Information

We were incorporated as a public limited company under the laws of England and Wales on November 18, 1994, under the name Stanford Rook Holdings plc with company number 2992058. In July 2005, we acquired Atugen AG, a company specializing in siRNA. On April 26, 2007, we changed our name to Silence Therapeutics plc. Our principal executive offices are located at 12 Hammersmith Grove, London W6 7AP, United Kingdom and our telephone number is +44 20-3457-6900. Our registered office address is 27 Eastcastle Street, London, W1W 8DH, United Kingdom. Our agent for service of process in the United States is Silence Therapeutics Inc., 221 River Street, 9th Floor, Hoboken, New Jersey 07030.

Our website address is www.silence-therapeutics.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING

ADSs offered by us	American Depositary Shares representing our ordinary shares having an aggregate offering price of up to $100,000,000.

ADSs to be outstanding immediately after this offering:	Up to 63,628,056 ADSs (as more fully described in the notes following this table), assuming sales of 16,393,442 ADSs in this offering at an offering price of $6.10 per ADS, which was the last reported sale price of the ADSs on The Nasdaq Global Market on May 15, 2026. The actual number of ADSs issued will vary depending on how many ADSs we choose to sell and the prices at which such sales occur.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Jefferies. See “Plan of Distribution” on page S-14.

American Depositary Shares	Each ADS represents three ordinary shares. You will have the rights of an ADS holder as provided in the deposit agreement among us, the ADS depositary and all holders and beneficial owners of ADSs issued thereunder. We encourage you to read the “Description of American Depositary Shares” section of this prospectus and the deposit agreement incorporated by reference into the registration statement of which this prospectus forms a part.

ADS Depositary	The Bank of New York Mellon

Use of Proceeds	We intend to use the net proceeds from the offering, if any, together with our existing cash, to fund activities relating to the continued clinical development of our product candidates and for other general corporate purposes, including, but not limited to, working capital, capital expenditures, investments, and collaborations.

See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk Factors	See “Risk Factors” and the other information included in this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Global Market symbol	“SLN.”

The number of ordinary shares issued and outstanding is based on 141,703,840 of our ordinary shares (47,234,613 ADSs) outstanding as of March 31, 2026, and excludes:

•

12,271,290 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under our 2023 Employee Incentive Plan, or the EIP, as of March 31, 2026, at a weighted average exercise price of $3.23 per share;

•

9,281,997 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under our 2018 Employee Long Term Incentive Plan, or the Employee LTIP, as of March 31, 2026, at a weighted average exercise price of $5.46 per share;

•

1,563,996 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under the Non-Employee Long Term Incentive Plan, or the Non-Employee LTIP, as of March 31, 2026, at a weighted average exercise price of $4.23 per share;

•

78,837 ordinary shares issuable upon the exercise of outstanding options under our other employee option plans pre-dating the Employee LTIP, as of March 31, 2026, at a weighted average exercise price of $2.52 per share;

•

4,409,889 ordinary shares reserved for issuance pursuant to the Employee LTIP and the Non- Employee LTIP, which amount is equal to 27,606,009 ordinary shares less the shares issuable upon the exercise of outstanding options as of March 31, 2026, as described in the preceding bullets; and

•

additional shares reserved for issuance under the Employee LTIP and the Non-Employee LTIP upon provisions of the plans that automatically increase the number of shares reserved for issuance, beginning on January 1, 2021 and continuing until January 1, 2028, in an amount equal to 5% of the total number of our outstanding ordinary shares on the immediately preceding December 31.

RISK FACTORS

Investing in our ordinary shares and ADSs involves a high degree of risk. Before you invest in the ordinary shares or ADSs, you should consider carefully the risks described below and discussed in our Annual Report on Form 10-K filed on March 5, 2026, which is incorporated by reference in this prospectus in its entirety, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in the ADSs. If any of the following risks actually occurs, our business, results of operations, cash flows, financial condition and/or prospects could suffer materially. In such event, the trading price of the ordinary shares and ADSs could decline, which would cause you to lose all or part of your investment. Please also see “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

Investors in the offering will experience immediate and substantial dilution in the book value of their investment.

The price per ADS being offered may be higher than the net tangible book value per ADS outstanding prior to this offering. Accordingly, if you invest in the ordinary shares or ADSs in the offering, you will incur immediate substantial dilution of $3.98 per ADS (based on the net tangible book value per share underlying the ADSs), based on an assumed offering price of $6.10 per ADS, and our pro forma net tangible book value as of March 31, 2026. For a further description of the dilution that you will experience immediately after the offering, see “Dilution.”

The ADSs offered under this prospectus may be sold in “at-the-market offerings,” and investors who buy ADSs at different times will likely pay different prices.

Investors who purchase ADSs under this prospectus at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the sales agreement, to vary the timing, prices, and numbers of ADSs sold, and there is no minimum or maximum sales price. Investors may experience declines in the value of their shares as a result of ADS sales made at prices lower than the prices they paid.

An active trading market for the ADSs has been developed but may not be sustained and you may not be able to resell your ADSs at or above the price you pay for them, if at all.

While the ADSs have been listed on Nasdaq since September 8, 2020, there can be no assurance that an active trading market for the ADSs will be sustained. The lack of an active trading market may also reduce the fair market value of the ADSs.

The actual number of ADSs we sell, if any, under the sales agreement and the resulting gross proceeds is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a sales notice to Jefferies at any time throughout the term of the sales agreement. The number of ADSs that are sold by Jefferies after delivering a sales notice will fluctuate based on the market price of ADSs during the sales period and limits we set with Jefferies, as well as any limits under applicable law or exchange listing rules. Because the price per each ADS sold, if any, will fluctuate based on the market price of the ADSs during the terms of the sales agreement, it is not possible at this stage to predict the number of ADSs that will ultimately be issued, if any.

We have broad discretion over the use of the net proceeds from this offering and may use them in ways with which you do not agree and in ways that may not enhance our operating results or the price of the ordinary shares or ADSs.

Our board of directors and management will have broad discretion over the application of the net proceeds that we receive from this offering. We may spend or invest these proceeds in ways with which our shareholders and holders of ADSs disagree or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering, together with our existing cash resources as described in “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. Failure by our management to apply these funds effectively could harm our business, results of operations, cash flows, financial condition and/or prospects. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ADSs or other securities convertible into or exchangeable for ADSs at prices that may not be the same as the price per ADS in this offering. We may sell ADSs or other securities in any other offering at a price per ADS that is less than the price per ADS paid by investors in this offering, and investors purchasing ADSs or other securities in the future could have rights superior to existing shareholders or ADS holders. The price per ADS at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per ADS paid by investors in this offering.

Risks Related to Our Securities

If a U.S. Holder is treated as owning at least 10% of our ordinary shares or ADSs, such U.S. holder may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. Holder is treated as owning (directly, indirectly or constructively) 10% or more of the value or voting power of our ordinary shares or ADSs, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in our group, if any. Because our group currently includes at least one U.S. subsidiary, under current law, any of our current non-U.S. subsidiaries and any future newly formed or acquired non-U.S. subsidiaries will be treated as controlled foreign corporations, regardless of whether we are treated as a controlled foreign corporation.

A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. federal taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions of such income. Special rules, however, apply to U.S. shareholders that are partnerships or other pass-through entities. Certain deductions and credits for foreign income taxes paid or accrued by the controlled foreign corporation may be allowed to a corporate United States shareholder, but will not be allowed to an individual United States shareholder. We cannot provide any assurances that we will furnish to any United States shareholder information required to comply with the reporting and tax-paying obligations applicable under the controlled foreign corporation rules of the U.S. Code, or the Code. Failure to comply with such reporting obligations may subject a holder of our ordinary shares that is a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting.

U.S. Holders of ordinary shares should consult their tax advisors regarding the potential application of these rules to their investment in ordinary shares or ADSs.

Holders of the ADSs are not treated as holders of our ordinary shares.

By participating in this offering you will become a holder of ADSs with underlying ordinary shares in a company incorporated under English law. Holders of ADSs are not treated as holders of our ordinary shares, unless they withdraw the ordinary shares underlying their ADSs in accordance with the deposit agreement among us, The Bank of New York Mellon, or the depositary, and all holders and beneficial owners of ADSs issued thereunder, or the deposit agreement, and applicable laws and regulations. The depositary is the holder of the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as holders of our ordinary shares, other than the rights that they have pursuant to the deposit agreement.

Holders of the ADSs will not have the same voting rights as the holders of our ordinary shares, and may not receive voting materials or any other documents that would need to be provided to our shareholders pursuant to English corporate law, including the UK Companies Act 2006, or Companies Act 2006, in time to be able to exercise their right to vote.

Except as described in the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by the ADSs. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our ordinary shares, the depositary will fix a record date for the determination of ADS holders who shall be entitled to give instructions for the exercise of voting rights. Upon our request, the depositary shall distribute to the holders as of the record date (i) the notice of the meeting or solicitation of consent or proxy sent by us and (ii) a statement as to the manner in which instructions may be given by the holders. We cannot guarantee that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote the ordinary shares underlying their ADSs.

Otherwise, ADS holders will not be able to exercise their right to vote, unless they withdraw the ordinary shares underlying the ADSs they hold. However, ADS holders may not know about the meeting far enough in advance to withdraw those ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. As a result, ADS holders may not be able to exercise their right to vote, and there may be nothing they can do if the ordinary shares underlying their ADSs are not voted as they requested or if their shares cannot be voted.

Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may increase the risk of holding the ADSs.

The ADSs trade on The Nasdaq Global Market in U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and the pound sterling may result in temporary differences between the value of the ADSs and the value of our ordinary shares, which may result in heavy trading by investors seeking to exploit such differences.

In addition, as a result of fluctuations in the exchange rate between the U.S. dollar and the pound sterling, the U.S. dollar equivalent of the proceeds that a holder of ADSs would receive upon the sale in the UK of any ordinary shares withdrawn from the depositary and the U.S. dollar equivalent of any cash dividends paid in pounds on our ordinary shares represented by ADSs could also decline.

Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems it necessary or advisable by it in good faith in connection with the performance of its duties or at our reasonable written request, subject in all cases to compliance with applicable U.S. securities laws. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to certain rights of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting, or because we are paying a dividend on our ordinary shares or similar corporate actions.

In addition, ADS holders may not be able to cancel their ADSs and withdraw the underlying ordinary shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying base prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended, that reflect our current expectations and views of future events. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Information on the Company,” “Risk Factors” and “Operating and Financial Review and Prospects” incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments thereto, filed with the SEC. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases, such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs.

Forward-looking statements include, but are not limited to, statements regarding:

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the development of our product candidates, including statements regarding the timing of initiation, completion and the outcome of preclinical studies or clinical trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

•

our ability to obtain and maintain regulatory approval of our product candidates in the indications for which we plan to develop them, and any related restrictions, limitations or warnings in the label of an approved drug or therapy;

•	our plans to collaborate, or statements regarding the ongoing collaborations, with third parties;

•	our plans to research, develop, manufacture and commercialize our product candidates;

•	the timing of our regulatory filings for our product candidates;

•	the size and growth potential of the markets for our product candidates;

•	our ability to raise additional capital;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	our expectations regarding our ability to obtain and maintain intellectual property protection;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	our estimates regarding future revenue, expenses and needs for additional financing;

•	our ability to retain our status as a smaller reporting company;

•	our expectations regarding our cash runway and our expected use of cash, cash equivalents and short-term investments;

•	regulatory developments in the United States, United Kingdom, European Union, or EU, and other jurisdictions;

•	the anticipated use of proceeds from this offering, if any; and

•	any other factors which may impact our financial results or future trading prices of the ADSs.

You should refer to the section entitled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement and the documents we incorporated by reference, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We may issue and sell the ADSs having aggregate sales proceeds of up to $100,000,000 from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. The amount of proceeds from this offering will depend upon the number of ADSs sold and the market price at which they are sold. There can be no assurance that we will be able to sell any ADSs under or fully utilize the sales agreement with Jefferies as a source of financing. We intend to use the net proceeds, if any, from this offering to fund activities relating to the continued clinical development of our product candidates and for other general corporate purposes, including, but not limited to, working capital, capital expenditures, investments, and collaborations.

Our management will have broad discretion over the use of the net proceeds from the offering. The amounts and timing of our expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing, cost and success of preclinical studies and ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through our existing collaborations and future collaborations, if any, and any unforeseen cash needs.

Pending our use of proceeds from this offering as described above, we may initially invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade and interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any dividends on any class of our issued share capital. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on our ordinary shares. The declaration and payment of any future dividends will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

Under the laws of England and Wales, among other things, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital. See “Description of Share Capital and Articles of Association” for additional information.

If we pay any dividends on our ordinary shares, we will pay those dividends, which are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including net of the fees and expenses payable thereunder and taxes or other governmental charges. See “Description of American Depositary Shares—Dividends and Other Distributions”. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

DILUTION

If you invest in the ADSs in this offering, your ownership interest will be diluted to the extent of the difference between the price per ADS you pay in this offering and the as adjusted net tangible book value per ADS immediately after this offering.

Our net tangible book value as of March 31, 2026 was $38.5 million, or $0.82 per ADS. Net tangible book value per ADS is determined by dividing our total tangible assets, less total liabilities, by the number of ADSs outstanding as of March 31, 2026. Dilution in net tangible book value per ADS represents the difference between the assumed offering price per ADS paid by purchasers of ADSs in this offering and the as adjusted net tangible book value per ADS immediately after giving effect to this offering.

After giving effect to the sale of the ADSs in the aggregate amount of $100.0 million in this offering at an assumed offering price of $6.10 per ADS, the last reported sale price of the ADSs on The Nasdaq Global Market on May 15, 2026, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2026 would have been $135.0 million, or $2.12 per ADS. This represents an immediate increase in net tangible book value of $1.30 per ADS to existing shareholders and holders of ADSs and an immediate dilution in net tangible book value of $3.98 per ADS to new investors purchasing the ADSs in this offering.

Assumed public offering price per ADS		$6.10
Historical net tangible book value per ADS as of March 31, 2026	$0.82
Increase in net tangible book value per ADS attributable to this offering	$1.30
As adjusted net tangible book value per ADS as of March 31, 2026, after giving effect to this offering		$2.12
Dilution per ADS to new investors purchasing ADSs in this offering		$3.98

The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per ADS in the price at which the shares are sold from the assumed offering price of $6.10 per ADS shown in the table above, assuming all of the ADSs in the aggregate amount of $100.0 million is sold at that price, would increase our as adjusted net tangible book value per ADS after the offering to $2.20 per ADS and would increase the dilution in net tangible book value per ADS to new investors to $4.90 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of $6.10 per ADS shown in the table above, assuming all of the ADSs in the aggregate amount of $100.0 million is sold at that price, would decrease our as adjusted net tangible book value per ADS after the offering to $2.02 per ADS and would decrease the dilution in net tangible book value per ADS to new investors to $3.08 per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The number of ordinary shares issued and outstanding is based on 141,703,840 of our ordinary shares (47,234,613 ADSs) outstanding as of March 31, 2026 and excludes:

•

12,271,290 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under our 2023 Employee Incentive Plan, or the EIP, as of March 31, 2026, at a weighted average exercise price of $3.23 per share;

•

9,281,997 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under our 2018 Employee Long Term Incentive Plan, or the Employee LTIP, as of March 31, 2026 at a weighted average exercise price of $5.46 per share;

•

1,563,996 ordinary shares issuable upon the exercise of outstanding options and the settlement of conditional awards under the Non-Employee Long Term Incentive Plan, or the Non-Employee LTIP, as of March 31, 2026, at a weighted average exercise price of $4.23 per share;

•

78,837 ordinary shares issuable upon the exercise of outstanding options under our other employee option plans pre-dating the Employee LTIP, as of March 31, 2026, at a weighted average exercise price of $2.52 per share;

•

4,409,889 ordinary shares reserved for issuance pursuant to the Employee LTIP and the Non- Employee LTIP, which amount is equal to 27,606,009 ordinary shares less the shares issuable upon the exercise of outstanding options as of March 31, 2026, as described in the preceding bullets; and

•

additional shares reserved for issuance under the Employee LTIP and the Non-Employee LTIP upon provisions of the plans that automatically increase the number of shares reserved for issuance, beginning on January 1, 2021 and continuing until January 1, 2028, in an amount equal to 5% of the total number of our outstanding ordinary shares on the immediately preceding December 31.

To the extent that we issue additional ADSs or ordinary shares in the future, there will be further dilution to shareholders and the holders of ADSs. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders and the holders of ADSs.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement, or the sales agreement with Jefferies, under which we may offer and sell the ADSs from time to time through Jefferies acting as agent. Pursuant to this prospectus we may offer and sell up to $100,000,000 of the ADSs. Sales of the ADSs, if any, under this prospectus and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including block trades.

Each time we wish to issue and sell ADSs under the sales agreement, we will notify Jefferies of the number of ADSs to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of ADSs to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such ADSs up to the amount specified on such terms. The obligations of Jefferies under the sales agreement to sell the ADSs are subject to a number of conditions that we must meet.

The settlement of sales of ADSs between us and Jefferies is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of the ADSs as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission up to three percent (3.0%) of the gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel in an amount not to exceed $100,000, in addition to certain ongoing disbursements of its legal counsel, unless Jefferies otherwise agrees. In addition, we estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the sales agreement and ADS issuance fees payable to the depositary, will be approximately $750,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such ADSs.

Jefferies will provide written confirmation to us before the open on The Nasdaq Global Market on the day following each day on which the ADSs are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of the ADSs on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of the ADSs pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all ADSs subject to the sales agreement and (ii) the termination of the sales agreement as permitted therein. We and Jefferies may each terminate the sales agreement at any time upon ten Trading Days’ (as defined in the sales agreement) prior notice.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus electronically.

The address of Jefferies LLC is 520 Madison Avenue, New York, New York 10022.

MATERIAL TAX CONSIDERATIONS

In addition to the information included below with respect to the material U.S. Federal Income Tax Considerations for U.S. Holders, the material U.K. tax consequences relating to the purchase, ownership and disposition of any of the securities registered by this prospectus may be found in the section entitled “Additional Information – Taxation,” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 5, 2026, as well as any amendments thereto reflected in our subsequent filings with the SEC.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ordinary shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that holds our ordinary shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, the special tax accounting rules in Section 451(b) of the Code, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ordinary shares or ADSs;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our ordinary shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that own or are deemed to own ten percent or more of our shares (by vote or value); and

•	persons holding our ordinary shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holding ordinary shares or ADSs and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares or ADSs.

The discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares or ADSs who is eligible for the benefits of the Treaty and is:

(1)	a citizen or individual resident of the United States;

(2)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)

a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders are encouraged to consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ordinary shares or ADSs in their particular circumstances.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADS. Accordingly, generally no gain or loss will be recognized upon an exchange of ADSs for ordinary shares.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or

•

at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (including cash).

For purposes of this test, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value).

Although we believed that we may have been a PFIC for our taxable year ended December 31, 2025, we have performed further analysis and currently believe that, based on the nature of our activities and the composition of our income and assets, we were not classified as a PFIC for our taxable year ended December 31, 2025. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares or ADSs from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of certain intercompany payments and payments from tax authorities, transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the ordinary shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs, regardless of whether we continue to meet the tests described above unless we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules. If such a deemed sale is made, a U.S. Holder will be deemed to have sold the ordinary shares or ADSs the U.S. Holder holds at their fair market value on the last day of the last taxable year for which we are a PFIC, and any gain from such deemed sale would be subject to the excess distribution rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. Holders should consult their tax advisers as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including a pledge) of ordinary shares or ADSs, unless (1) such U.S. Holder makes a “qualified electing fund” election, or QEF Election, with respect to all taxable years during such U.S. Holder’s holding period in which we are a PFIC, or (2) our ordinary shares or ADSs constitute “marketable stock” and such U.S. Holder makes a mark-to-market election (as discussed below). Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs cannot be treated as capital gains, even if a U.S. Holder holds the ordinary shares or ADSs as capital assets.

If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to our subsidiaries.

If a U.S. Holder makes an effective QEF Election, the U.S. Holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. However, a U.S. Holder can only make a QEF Election with respect to ordinary shares or ADSs in a PFIC if such company agrees to furnish such U.S. Holder with certain tax information annually. Although we believed that we may have been a PFIC for our taxable year ended December 31, 2025, we have performed further analysis and currently believe that, we do not currently expect to provide such information for such taxable year and may not provide such information in future taxable years, whether or not we are classified as a PFIC.

U.S. Holders can avoid the interest charge on excess distributions or gain relating to our ordinary shares or ADSs by making a mark-to-market election with respect to the ordinary shares or ADSs, provided that the ordinary shares or ADSs are “marketable stock.” Ordinary shares or ADSs will be marketable stock if they are “regularly traded” on certain U.S. stock exchanges or on a non-U.S. stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if the ADSs are listed on Nasdaq and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of our ordinary shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares or ADSs over the fair market value of the ordinary shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS unless the ordinary shares or ADSs cease to be marketable stock.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable stock.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisers regarding the requirements of filing such information returns under these rules.

Taxation of Distributions

Subject to the discussion above under “Passive Foreign Investment Company Rules,” distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income.” However, the qualified dividend income treatment may not apply if we are treated as a PFIC with respect to the U.S. Holder. The amount of the dividend will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ordinary shares or ADSs) will be the fair market value of such property on the date of distribution.

For foreign tax credit purposes, our dividends generally will be treated as income from foreign sources and generally will constitute passive category income. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Taxable Disposition of Ordinary Shares and ADSs

Subject to the discussion above under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares or ADSs will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under proposed regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.

U.K. Taxation

The following is intended as a general guide to current U.K. tax law and HM Revenue & Customs, or HMRC, published practice applying as at the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ADSs. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ADSs, or all of the circumstances in which holders of ADSs may benefit from an exemption or relief from U.K. taxation. It is written on the basis that we do not (and will not) directly or indirectly derive 75% or more of our qualifying asset value from U.K. land, and that we are and remain solely resident in the United Kingdom for tax purposes and will therefore be subject to the U.K. tax regime and not the U.S. tax regime save as set out above under “Material U.S. Federal Income Tax Considerations for U.S. Holders.”

Except to the extent that the position of non-U.K. resident persons is expressly referred to, this guide relates only to persons who are resident (and, in the case of individuals, to whom split-year treatment does not apply) for tax purposes solely in the United Kingdom and do not have a permanent establishment, branch, agency (or equivalent) or fixed base in any other jurisdiction with which the holding of the ADSs is connected, or U.K. Holders, who are absolute beneficial owners of the ADSs (where the ADSs are not held through an Individual Savings Account or a Self-Invested Personal Pension) and who hold the ADSs as investments.

This guide may not relate to certain classes of U.K. Holders, such as (but not limited to):

•	persons who are connected with the company;

•	financial institutions;

•	insurance companies;

•	charities or tax-exempt organizations;

•	collective investment schemes;

•	pension schemes;

•	market makers, intermediaries, brokers or dealers in securities;

•	persons who have (or are deemed to have) acquired their ADSs by virtue of an office or employment or who are or have been officers or employees of the company or any of its affiliates; and

•	individuals who are subject to U.K. taxation under the foreign income and gains regime that came into force in the United Kingdom with effect from April 6, 2025.

The decision of the First-tier Tribunal (Tax Chamber) in HSBC Holdings PLC and The Bank of New York Mellon Corporation v HMRC (2012) cast some doubt on whether a holder of a depositary receipt is the beneficial owner of the underlying shares. However, based on published HMRC guidance we would expect that HMRC will regard a holder of ADSs as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of ADSs is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. purposes as that person’s own income) for U.K. direct tax purposes.

THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ADSs IN THEIR OWN SPECIFIC CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS. IN PARTICULAR, NON-U.K. RESIDENT PERSONS ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.

Dividends

Withholding Tax

Dividends paid by us will not be subject to any withholding or deduction for or on account of U.K. tax.

Income Tax

An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from the company. An individual holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from the company unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency to which the ADSs are attributable. There are certain exceptions for trading in the United Kingdom through independent agents, such as some brokers and investment managers.

All dividends received by an individual U.K. Holder from us or from other sources will form part of that U.K. Holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £500 of taxable dividend income received by the individual U.K. Holder in a tax year. Income within the nil rate band will be taken into account in determining whether income in excess of the £500 tax-free allowance falls within the basic rate, higher rate or additional rate tax bands. Dividend income in excess of the tax-free allowance will (subject to the availability of any income tax personal allowance) be taxed at 10.75% to the extent that the excess amount falls within the basic rate tax band, 35.75%to the extent that the excess amount falls within the higher rate tax band and 39.35% to the extent that the excess amount falls within the additional rate tax band.

Corporation Tax

A corporate holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from us unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the ADSs are attributable.

Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from us so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met. If the conditions for the exemption are not satisfied, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less, with marginal relief from the main rate available to companies with profits between £50,000 and £250,000 subject to meeting certain criteria).

Chargeable Gains

A disposal or deemed disposal of ADSs by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs (such as the annual exemption), give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.

If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate is liable to U.K. capital gains tax on the disposal of ADSs, the current applicable rate will be 24%. For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the current applicable rate would be 18%, save to the extent that any capital gains when aggregated with the U.K. Holder’s other taxable income and gains in the relevant tax year exceed the unused basic rate tax band. In that case, the rate currently applicable to the excess would be 24%.

If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of ADSs, U.K. corporation tax would apply (at the main rate of 25% for companies with profits in excess of £250,000, or the small profits rate of 19% for companies with profits of £50,000 or less, with marginal relief from the main rate available to companies with profits between £50,000 and £250,000 subject to meeting certain criteria).

A holder of ADSs which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of ADSs unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate holder of ADSs, through a permanent establishment) to which the ADSs are attributable. However, an individual holder of ADSs who has ceased to be resident for tax purposes in the United Kingdom for a period of less than five years and who disposes of ADSs during that period may be liable on his or her return to the United Kingdom to U.K. tax on any capital gain realized (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

Issue of Ordinary Shares

No U.K. stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the underlying ordinary shares in the company.

Transfers of Ordinary Shares

An unconditional agreement to transfer ordinary shares in certificated form will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

An unconditional agreement to transfer ordinary shares to, or to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services will generally be subject to SDRT (or, where the transfer is effected by a written instrument, stamp duty) at a higher rate of 1.5% of the amount or value of the consideration given for the transfer unless the clearance service has made and maintained an election under section 97A of the U.K. Finance Act 1986, or a section 97A election. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by DTC.

However, no stamp duty or SDRT is payable where the transfer of ordinary shares to a clearance service or depositary receipt system satisfies the conditions of an exemption, which will generally be the case if the transfer occurs in the course of qualifying capital-raising arrangements.

Any stamp duty or SDRT payable on a transfer of ordinary shares to a depositary receipt system or clearance service will in practice generally be paid by the transferors or participants in the clearance service or depositary receipt system.

Issue of ADSs

No U.K. stamp duty or SDRT is payable on the issue of ADSs in the company.

Transfers of ADSs

No SDRT should be required to be paid on a paperless transfer of ADSs through the clearance service facilities of DTC, provided that no section 97A election has been made by DTC, and such ADSs are held through DTC at the time of any agreement for their transfer.

No U.K. stamp duty will in practice be payable on a written instrument transferring an ADS provided that the instrument of transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration. If it is necessary to pay stamp duty, it may also be necessary to pay interest and penalties.

LEGAL MATTERS

The validity of the ordinary shares registered hereby and certain other matters of the laws of England and Wales will be passed upon for us by Cooley (UK) LLP, London, England and matters of U.S. securities law will be passed upon by Cooley LLP, New York, New York. English, Wales and U.S. legal counsel to the sales agent in connection with this offering is Goodwin Procter LLP (UK), London, United Kingdom and Goodwin Procter LLP, New York, New York, respectively.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph relating to the Company’s requirement for additional financing to fund future research and development efforts as described in Note 2.5 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH, United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley LLP and Cooley (UK) LLP that there is currently no treaty in force between (i) the United States and (ii) the United Kingdom providing for reciprocal recognition and enforcement of judgments of U.S. and U.K. courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards). Whilst the Hague Convention on the Recognition and Enforcement of Foreign Judgements in Civil or Commercial Matters came into force in the U.K. on 1 July 2025 and provides for reciprocal enforcement between the U.K. and certain other countries which have ratified the Convention, this does not apply to the U.S. which has only signed, and not yet ratified, the Convention. Accordingly, a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically recognized and enforceable in England and Wales and would need to be enforced under the English common law regime which applies to final conclusive money judgements only.

We have also been advised by Cooley (UK) LLP that in order to enforce any final and conclusive monetary judgment for a definite sum obtained against us in United States courts through the courts of England and Wales, proceedings would need to be commenced in the courts of England and Wales as an action for the payment of a contractual debt. However, no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•	the claimant commenced proceedings in the courts of England and Wales and we were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law), or for a declaration or injunction;

•	the judgment was not procured by fraud;

•

the judgment was not obtained following a breach of a jurisdictional or arbitrational clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment is not for multiple damages and was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement.

In addition, it may not be possible to obtain an English judgment or to enforce that judgment if we are or become subject to any insolvency or similar proceedings, or if we have any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, we may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus and the accompanying base prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act. We have also filed a related registration statement on Form F-6 (File No. 333-248217). This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or the accompanying base prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided below.

We are subject to the information reporting requirements of the Exchange Act. Accordingly, we are required to file reports, proxy statements and other information with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

We maintain a website at www.silence-therapeutics.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and the registration statement of which this prospectus is a part incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 5, 2026;

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  29, 2026 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 7, 2026; and

•

the description of our ordinary shares and American Depositary Shares contained in our registration statement on Form 8-A (File No. 001-39487), filed with the SEC on September 2, 2020, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Silence Therapeutics plc

12 Hammersmith Grove

London W6 7AP

United Kingdom

Tel: +44 20 3457 6900

Attention: Investor Relations

You may also access these documents on our website, www. silence-therapeutics.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to $100,000,000

Ordinary Shares

(Represented by American Depositary Shares)

PROSPECTUS

Jefferies

May 27, 2026